Exhibit 5.1



                                    August 20, 1997


Ingersoll-Rand Company
200 Chestnut Ridge Road
Woodcliff Lake, NJ 07675


Ladies and Gentlemen:

     I am Vice President and General Counsel of Ingersoll-Rand Company, a New

Jersey Corporation (the "Company"), and have acted as counsel for the Company and for Ingersoll-Rand Financing I and Ingersoll-Rand Financing II, each a

Delaware business trust  (the "Trusts"; and each a "Trust"), in connection with their filing with the Securities and Exchange Commission (the

"Commission") of a Registration Statement on Form S-3 (the "Registration

Statement") with respect to the Company's (i) common stock, $2 par value per share (the "Common Stock"), (ii) preference stock, without par value, in one or more series (the "Preference Stock"), (iii) debt securities in one or more series, which may be either senior, senior subordinated or junior subordinated (the "Debt Securities"), (iv) Stock Purchase Contracts (the

"Stock Purchase Contracts") to purchase Common Stock and (v) Stock Purchase

Units (the "Stock Purchase Units"), each representing ownership of a Stock

Purchase Contract and Debt Securities or Trust Preferred Securities (as

defined below) or debt obligations of third parties, including U.S. Treasury

Securities, securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contract.  The Registration Statement also relates to the registration under the Securities Act of 1933, as amended (the "Act"),

of trust preferred securities of the Trusts (the "Trust Preferred

Securities") and guarantees of the Trust Preferred Securities by the Company

(the "Guarantees", and, together with the Common Stock, the Preference Stock,
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the Debt Securities, the Stock Purchase Contracts, the Stock Purchase Units

and the Trust Preferred Securities, the "Offered Securities").  The Offered

Securities will be issued from time to time pursuant to the provisions of

Rule 415 under the Act.

     In preparation for rendering my opinion hereafter expressed, I have examined the originals or copies certified to my satisfaction of corporate records and other documents and certificates as I have deemed necessary.

     Based on the above, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing pursuant to the laws of the State of New Jersey.

     2. The Common Stock, the Preference Stock, the Debt Securities, the Stock Purchase Contracts and the Stock Purchase Units, which are covered by the Registration Statement, when sold will be legally issued by the Company, duly authorized, fully paid and non-assessable and, in the case of the Debt Securities, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affectin creditors' rights generally and general principles of equity.

     3. Upon issuance, the Guarantees will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affectin creditors' rights generally and general principles of equity.

          I hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption

"Legal Matters" in the Prospectus included therein.



                                    Very truly yours,

                                    /s/ Patricia Nachtigal, Esq.